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                                                                    EXHIBIT 99.1


                         Contact: Gregg Warren, Director
                                  Communications Corporate
                                  and Government Relations
                                  (304) 797-2828

                              Date: April 22, 2003


                              FOR IMMEDIATE RELEASE


           WEIRTON STEEL TO SELL ASSETS TO ISG FOLLOWING JUDGE'S DECISION

         WEIRTON, W.VA. - Weirton Steel Corp.'s chief executive officer today said he is pleased that a federal bankruptcy court judge has approved the company's request to sell substantially all of its assets to Cleveland-based International Steel Group (ISG) Inc.
         "Our employees, our other stakeholders and the Upper Ohio Valley can now breath a little easier. All the uncertainty and stress during the 11 months of this bankruptcy finally can be put aside. There is great comfort in knowing steelmaking will continue in Weirton," said D. Leonard Wise, Weirton Steel chief executive officer.
         "Obviously, our legal team and the other attorneys supporting the sale to ISG, did a superb job in proving our position that ISG had the highest and best bid. We knew we needed to present sound evidence that we made the right decision in seeking this sale. It's quite difficult for smaller mills to survive these days. Therefore, as part of ISG, one of the nation's largest steelmakers, Weirton will have greater chance of surviving given the growing worldwide consolidation of steel companies."
         Wise said the company decided in February - nine months after filing for bankruptcy protection - to sell its assets after weighing whether or not to reorganize the company and emerge as an independent steelmaker.
         "It's true that today, market conditions are better and our liquidity has improved. However, this industry is cyclical and unforeseen equipment problems, coupled with the shortage of coke to make iron, placed too many risks on Weirton's future if it attempted to emerge as an independent company," noted Wise.
         "We wish the very best to ISG and to the employees of the ISG-Weirton Plant. This is a good day for the Upper Ohio Valley."
         Weirton Steel filed for chapter 11 bankruptcy on May 19, 2004. It is the fifth largest U.S. integrated steel company and the nation's second largest producer of tin mill products.
         Weirton Steel began operations in 1909 and currently employs 3,000.